UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 28, 2015

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500
State of Hawaii
(State or other jurisdiction of incorporation)

1001 Bishop Street, Suite 2900, Honolulu, Hawaii  96813 - Hawaiian Electric Industries, Inc. (HEI)
900 Richards Street, Honolulu, Hawaii  96813 - Hawaiian Electric Company, Inc. (Hawaiian Electric)
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:
 (808) 543-5662 - HEI
(808) 543-7771 - Hawaiian Electric
 None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
The following is an update to the disclosures on the decoupling proceeding in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Electric utility” under “Decoupling”, which are incorporated herein by reference to pages 61-62 of HEI’s and Hawaiian Electric’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.
On May 28, 2015, the State of Hawaii Public Utilities Commission (PUC) issued an Order related to the Utilities’ revised annual decoupling filing for tariffed rates submitted on April 15, 2015. The Order ruled on the specific matters identified by the PUC and by the Consumer Advocate in its Statement of Position. As a result of the Order, on June 3, 2015, the Utilities filed revised tariff rates reflecting a reduction to the rate adjustment mechanism (RAM) portion of the tariff filing. The revision is made primarily to adjust the RAM to reflect reduced operations and maintenance expenses associated with the Utilities’ change in estimate related to the allocation of indirect costs implemented in 2014, and to exclude the Gross Domestic Product Price Index factor on the depreciation expense portion for the calculation of the 2015 RAM Cap. The Order also requires a one-time refund to customers for the impact of bonus tax depreciation enacted in December 2014 on the RAM revenues used for the 2014 tariff filing.
The revised 2015 annual incremental RAM revenues for the Utilities amounts to $11.1 million compared to the $26.2 million filed on April 15, 2015. The tariffed rates to be effective from June 8, 2015 through May 31, 2016 (unless suspended by the PUC) also include the collection or refund of the accrued revenue balancing account (RBA) balance and associated revenue taxes as of December 31, 2014 and any accrued earnings sharing mechanism credits. The net refund to be provided by the three Utilities under the revised tariffs amounts to $0.4 million, compared to a collection of $14.7 million under the tariffs filed on April 15, 2015. Below is a summary of the 2015 incremental impact by company.

($ in millions)	Hawaiian Electric	Hawaii Electric Light	Maui Electric
Annual incremental RAM adjusted revenues	$8.1	$1.5	$1.5
Annual change in accrued earnings sharing credits to be refunded	0	0	(0.1)
Annual change in accrued RBA balance as of December 31, 2014 (and associated revenue taxes) to be collected	(9.2)	0.1	(2.2)
Net annual incremental amount to be (refunded)/collected under the tariffs	(1.1)	1.5	(0.8)
(Decrease)/Increase in typical residential customer monthly bill based on a 500 kwh bill	(9 cents)	88 cents	(13 cents)
Note: Columns may not foot due to rounding
The Order indicates the PUC will review the change in estimate related to the allocation of indirect costs in a separate docket, and that the change will remain subject to adjustment pending the outcome of the review. Management cannot predict the outcome of this review or the further outcome of this proceeding or the ultimate impact of the proceeding on the results of operation of the Utilities or the net financial impact on the Utilities and HEI.
HEI and Hawaiian Electric intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and American Savings Bank, F.S.B.’s press releases, Securities and Exchange Commission (SEC) filings and public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the PUC website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s other SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)
/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Executive Vice President and	Senior Vice President and
Chief Financial Officer	Chief Financial Officer

Date: June 3, 2015	Date: June 3, 2015

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